Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the Questcor Pharmaceuticals, Incorporated First Quarter 2013 Earnings Conference. [Operator Instructions] Later, we will conduct a question-and-answer session, and instructions will be given at that time. [Operator Instructions] As a reminder, this call may be recorded.

Douglas Sherk

Thank you, operator, and good afternoon, everyone. Thank you for joining us today for the Questcor Pharmaceutical’s conference call to discuss the first quarter 2013 financial results. This afternoon, after the market closed, Questcor issued its earnings release, which is posted on the company’s website at www.questcor.com.

Today’s call is also being broadcast live via webcast, which is available at the Questcor website. A slide presentation will accompany today’s remarks by management. To access both the webcast and the presentation slides, go to Questcor’s website, click the Investor Relations link, and then click on Events & Presentations.

For those of you listening to today’s call via telephone, you can review the accompanying presentation slides on the webcast, as I’ve just reviewed. Just make sure you choose the No Audio/Slides-Only option. There’ll be a taped replay of this call, which will be available approximately one hour after the call’s conclusion and will remain available for seven days. The operator will provide the replay instructions at the end of today’s call.

Before we get started, like to remind you that during the course of this conference call, the company will make projections and forward-looking statements regarding future events. We encourage you to review the company’s past and future filings with the SEC, including, without limitation, the company’s Forms 10-K and 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements.

These factors include Questcor’s reliance on Acthar for substantially all of its net sales and profits, its ability to receive strong levels of reimbursement from third-party payors and risks associated with Questcor’s R&D program.

The company’s 10-K for the first quarter is planned to be filed with the SEC later this week. The company will also make comments about the level of net sales in the therapeutic areas in which Acthar is used to treat patients. Please note that the commentary regarding this subject is based on internal company estimates, and these estimates could turn out to be incorrect. During the question-and-answer session today, please keep your questions to two and then re-queue for any additional questions.

With that, I’d like to turn the call over to Don Bailey, President, Chief Executive Officer of Questcor.

Don Bailey

Thanks, Doug. Good afternoon, everyone. With me today are Steve Cartt, our Chief Operating Officer; Dr. David Young, our Chief Scientific Officer; and Mike Mulroy, our Chief Financial Officer and General Counsel. They will each make prepared remarks. Then I will wrap things up and we’ll take your questions.

As we indicated on our fourth quarter earnings call in late February, we anticipated our first quarter would be a transition quarter, based on what we believe are one-time events and operational initiatives occurring in the quarter. These items are presented in the press release issued today, and I’ll discuss them shortly.

In addition, MS prescriptions were soft in the quarter compared to the prior quarter. While no one item was that significant, together, they caused our results to be below our expectations. That said, vial shipments and new paid prescriptions in late March and throughout April appear to indicate that positive Acthar sales momentum has returned since we talked to you nine weeks ago. We believe this may underscore the traditional – the transitional nature of the first quarter.

Further, this may help investors separate the pace of prescription writing and the mix of therapeutic areas that scripts are written from the pace of vial shipments. Prescriptions represent ultimate end demand for Acthar, but net sales come from vial shipments. Often, these do not align with each other in one quarter.

We’re also encouraged that prescription writing activity has been quite strong in April. This is especially true for MS. We shipped 4,830 vials of Acthar in the quarter. While this represents over 17% growth compared to the first quarter of 2012, it is down sequentially. In April, we shipped 2,550 vials, which is a record number of vials shipped in a single month, and appears to indicate a return to prior business levels.

First quarter net sales were $135.1 million, including $126.8 million of Acthar sales and $8.4 million of revenue from BioVectra. Net sales were up 41% compared to the first quarter of 2012 and down 16% sequentially.

Let me briefly discuss the events that contributed to the results we reported this quarter. As we discussed on the last earnings call in February, we made operational changes in the first quarter related to reimbursement support and Medicaid. We believe that these changes, combined with distributor purchases that occurred late in the fourth quarter of 2012 and softer MS demand that we discuss on the fourth quarter, call impacted the vial purchasing in the first quarter.

While our financial result – the results for the quarter are disappointing, we believe that they stem from these factors just discussed and are not fully reflective of our fundamental business and underlying demand for Acthar.

Thus far in Q2, we are experiencing record levels of new written prescriptions, new pill prescriptions as well as vial shipments. These results continue a trend, which started in March. However, as we have stated before, we recommended that investors consider our results over several quarters, as results in shorter timeframes can vary.

As Steve will discuss, prescriptions written and prescriptions filled for MS have rebounded in April to prior levels. Prescriptions from rheumatologists are increasing as well. In addition, we are making good progress with our science efforts. We look forward to initiating a Phase 2 study of Acthar for the treatment of ALS, also known as Lou Gehrig’s disease. And we currently expect to see new data on Acthar in other disease states during the course of the year. David will discuss these in more detail after Steve’s report.

Finally, as I noted, our results this quarter reflect the integration of BioVectra into our business, and we welcome our new colleagues in Canada. BioVectra, our specialty contract manufacturer, is experiencing business growth as a result of favorable developments with their current customers. This could lead to further increases in BioVectra’s revenues later this year.

Let me turn the call over to the rest of the team to provide more detail on our results and activities. I’ll get back on at the end to provide an update on our outlook. Steve?

Steve Cartt

Thanks, Don, and good afternoon, everyone. I’ll provide a review of first quarter results for our key markets of nephrology, MS relapse, rheumatology and infantile spasms.

In the first quarter, we generated $127 million in Acthar net sales, an increase of 32% over the same period last year but down sequentially. Following softness in MS during the first quarter, prescriptions for Acthar in MS during April have returned to levels seen in the second half of last year.

Nephrotic syndrome and rheumatology prescriptions both showed growth in the first quarter compared to the prior-year quarter as well as sequentially. As a reminder, we just recently launched a significant rheumatology commercial effort in February, expanding our rheumatology sales force from 12 to 55 reps. And we have recently begun to see the early results from this expanded effort.

Overall, we believe that solid demand for Acthar continues across all of our markets. And the prescription trends and vial shipments we have seen in April, including those in MS, while only one month, are encouraging.

Let me provide further details on what we’re seeing in each of our businesses. Starting with nephrology, our largest market, we had between 385 and 395 new paid Acthar prescriptions in nephrology during the first quarter, up about 56% over the same period last year. We believe that about seven to eight vials per prescriptioned are the average usage, which means that nephrology currently represents roughly half of Acthar business.

Prescriptions for nephrotic syndrome reached record levels in the first quarter. We believe this growth is due to nephrologists recognizing the need for additional treatment options in nephrotic syndrome patients, particularly those who’ve already tried first-line therapy or even second- or third-line therapy and are in need of another FDA-approved treatment alternative.

As a reminder, nephrotic syndrome can often lead to loss of kidney function and ultimately end-stage renal disease, which requires a kidney transplant or, much more commonly, lifelong renal dialysis.

Moving on to our neurology business. They were between 1,015 and 1,025 Acthar prescriptions in MS during the quarter, roughly flat compared to the same period last year, but down about 17% from the fourth quarter. At about 1.5 vials per prescription, MS currently represents about one quarter of Acthar business.

MS prescriptions appeared to be particularly soft in January and February, but they began to tick back up in March and grew further throughout April. Importantly, and despite the various first quarter transition issues noted earlier on the call, we believe that insurance reimbursement for Acthar remains favorable when it’s prescribed for on-label indications such, as MS relapse, for patients in need of an additional FDA-approved treatment alternative.

Turning now to our newest market, rheumatology. As you may recall, we formed a small pilot group of 10 rheumatology sales reps early in the third quarter of 2012. Based on encouraging initial results, we decided late in the third quarter to expand this small sales team to 55 reps. And during the course of the fourth quarter and up until February 2013, we hired and trained these new reps and their managers so that they were all able to begin calling on doctors by early February.

Doctors, in turn, wrote around 140 to 150 new paid prescriptions for Acthar in on-label rheumatology indications during the first quarter, up substantially from the fourth quarter. While it is early and we are only just getting started with a significant effort in this new market, these numbers are quite encouraging. And we believe that they illustrate the long-term potential for Acthar in rheumatology.

Also, we believe that we are seeing an average of around five vials per prescription, which are usually dispensed to patients over roughly a three-month period. And up to this time, we have not seen anything unusual with respect to insurance coverage for Acthar in these indications. In fact, the processing of prescriptions looks very similar to what nephrology looked like early on in that effort.

Our newly expanded team of 55 reps has been out educating rheumatologists about Acthar and its availability for the treatment of dermatomyositis, polymyositis and certain other rheumatology indications for which Acthar is FDA approved.

Our first quarter results in rheumatology demonstrate the progress of this newest Acthar sales force has already made. The growth in Acthar prescribing in rheumatology has also continued into the second quarter as well. And we currently anticipate this ramp-up to continue, with rheumatology quickly becoming the third-largest contributor to Acthar business.

As a reminder, because of its apparent, broad immune modulating mechanism of action, Acthar has a potential to help patients suffering from of the serious rheumatology-related disorders addressed by the FDA-approved indications specified on the Acthar label. Rheumatologists tell us that they are employing Acthar typically as a short-term treatment in patients who’ve had a worsening of disease symptoms, despite being treated with standard medications.

The prescribing rheumatologists indicate that their usual goal in employing Acthar treatment is to help get symptoms back under control so that the patient can continue on their chronic medications. There appears to be a significant number of such patients in DMPM and lupus, for example, but even in RA, who have tried standard medical therapies for their condition and are in need of an additional FDA-approved treatment alternative.

We are still in the very early days in this new field, and it’s possible that we may see the use of Acthar by rheumatologists evolve over time, as they gain more experience with it in their practices. Overall, we are very encouraged by our early performance in this important new market for Acthar and believe Acthar usage in its FDA-approved rheumatology indication will continue to grow during the remainder of 2013 and into 2014.

Lastly, I’ll comment briefly on infantile spasms. Acthar prescriptions for IS in the first quarter of 2013 were stable and within historical norms. We continue to be fully committed to providing rapid access to Acthar for this venerable patient population, and also to support a both independent research and educational efforts related to IS.

Looking at all our commercial activity, the value of the Acthar diversification we have established across multiple on-label therapeutic areas over the last few years is clearly evident. For example, while IS represented most of our sales several years ago, it is now only the third-largest contributor and may soon fall to fourth.

Conversely, the far newer Acthar markets of nephrology and rheumatology are growing and, we believe, can continue to deliver year-over-year growth for an extended period. Finally, the MS relapse market, which had been our major growth driver for the last few years, showed softness during the quarter but lately has reversed that trend.

My final comments will be on the reimbursement front. Based on our experience with claims processing activity, we believe that the overall reimbursement environment for Acthar continues to remain favorable. As you know, Acthar prescriptions are handled on a case-by-case basis, with the vast majority of cases undergoing significant review by the payer for appropriateness.

I’ll now turn the call over Dr. David Young, our Chief Scientific Officer, who will bring you up to date on our scientific efforts and company-sponsored clinical programs. David?

David Young

Thanks, Steve. Good afternoon, everybody. I am pleased to provide you with an update on our R&D efforts. I will focus my comments today largely on our company-sponsored research programs.

Overall, there is a tremendous amount of work being done on Acthar. with roughly 70 company-sponsored and investigator-initiated studies underway were recently completed. The company-sponsored research includes both non-clinical and clinical studies, which has and will help us to better understand the peptide composition, the mechanism of action and the role of Acthar in the treatment of various medical conditions.

Let me begin with the non-clinical research and then move into the clinical trials. Our non-clinical research continues to add to the body of evidence of Acthar’s uniqueness. Beyond the effects seen by steroids, we have found that Acthar modulates the immune and inflammatory processes and can directly affect cells.

We have seen this occur in multiple in vitro studies and in MS, lupus and nephrology animal models. We hope to present and publish some of these results over the next 12 months. In addition, we continue to expand our basic knowledge of Acthar by investigating its composition and study the difference between Acthar and individual synthetic melanocortin peptides.

Understanding Acthar’s mechanism of action continues to play an important role, as we better define Acthar’s potential utility in both on-label indications and new indications. For example, in disease states such as idiopathic membranous nephropathy, systemic lupus erythematosus and diabetic nephropathy, all of which have clinical programs underway.

It is our current belief that Acthar is impacting patients through the melanocortin system, which has numerous receptors, usually located on organs and on immune cells throughout the body. Acthar seems to stimulate the melanocortin system, affecting important biological processes in the body in a very positive way.

Let me update you on the company-sponsored clinical studies underway. Our diabetic nephropathy Phase 2 proof-of-concept study, which is a randomized placebo-controlled trial, continues to actively screen and enroll patients. Approximately 40% of the patients are now enrolled, and we should be able to complete enrollment by the first half of 2014.

Our idiopathic membranous nephropathy Phase 4 study is also ongoing. As a reminder, patients enrolled in this study are refractory, which we define as these are non-responsive to current standards of therapy, or as having relapsed after partial remission under standard therapy. Because this is an on-label study, the availability of a prescription of Acthar in these hard-to-treat patients has made screening and enrollment challenging. But we have taken steps to hopefully enhance the enrollment rate in this study.

We have a Phase 4 randomized placebo-controlled trial underway, looking at persistently active lupus, also. This study was initiated last quarter. As a reminder, conventional treatment for lupus include corticosteroids/immunosuppressants medications. However, there is a need for alternative therapeutic options, particularly in lupus patients, who may not be adequately controlled with, or who are intolerant to traditional therapy. Half of the sites got underway this quarter, and the first patient has been enrolled in the study. We expect to have top line data in 2014, and the study completes in 2015.

Of note, one of our small prospective open-label investigator-initiated studies is evaluating Acthar for the treatment of patients with lupus exacerbations, rather than patients with persistently active disease of lupus. The investigator has completed enrollment for this study, and he has indicated to us that the study should be completed by the end of the second quarter.

Based on our expanding understanding of Acthar’s biological activity, we are also evaluating the potential for Acthar in other indications not currently on Acthar label. In addition to diabetic nephropathy that I just discussed, we are evaluating Acthar in patients with ALS or Lou Gehrig’s disease.

We have finalized the study protocol, gone through the IND process, submitted a request for Orphan Designation. And FDA has accepted the plan for our first clinical trial on ALS. We anticipate that the start of this patient screening will begin during the second quarter, and several sites have already been qualified and have begun the process to get these sites up and running.

Treatment duration will be over a nine-month period. Besides the lupus investigated initiative study I mentioned before, we are also providing grants to support many other investigator-initiated clinical studies in the areas of neurology, nephrology and rheumatology.

As you can see, we have a lot of non-clinical and clinical research underway, and we look forward to keeping you posted on the progress of these programs as the year evolves.

Now, Mike Mulroy, our CFO, will discuss financial highlights. Mike?

Michael Mulroy

Thanks, David, and good afternoon, everyone. Net sales for the first quarter were $135.1 million, which includes $126.8 million of Acthar sales and $8.4 million of revenue from BioVectra.

As noted earlier on the call, we are disappointed with our results in the quarter. While Don described the primary factors impacting the first quarter, I would like to put the net sales figure in perspective. As a reminder, our net sales are driven primarily by the number of vials we sell to distributor. And some of the first quarter initiatives that we have outlined could have influenced channel inventory and ordering patterns, which we don’t directly control.

That said, Q1 is our third-largest vial shipment quarter on record. And the second quarter is off to a great start, as demonstrated by our receiving orders for and shipping 2,550 vials to our distributor in April. This represents more than 50% of the number of vials shipped in the first quarter. It is, of course, premature for us to call Q2, but again, it is off to a great start.

In the first quarter 2013, our sales reserve rate, which primarily relates to Medicaid, was 7.3% of our gross revenues of $145.7 million or $10.6 million. This percentage has declined from prior periods, as a reduced Medicaid rebate went into effect in the first quarter.

We continue to see growth in OpEx, with first quarter reflecting the addition of the newly expanded rheumatology field force, a substantial increase in R&D investment and the inclusion of BioVectra’s operating expenses.

Our operating margin was a respectable 43%, down from the level we have seen in prior periods, reflecting our lower top line and the build-out of our operations to support a larger business. Our operating margin also reflected the addition of BioVectra which, as a specialty contract manufacturer, has lower operating margins than our base business. We expect to continue to grow our R&D effort in other important programs and should see OpEx grow by $5 million to $10 million in the second quarter over the level in Q1. This resulted in operating income in the first quarter of $58.3 million compared to $57.3 million for the first quarter of 2012. Turning to the bottom line, non-GAAP earnings per share for the quarter were $0.76 diluted, based on 60.3 million diluted shares outstanding, up from $0.61 in the year-ago period.

Operating cash flow during the first quarter was $41.5 million, driven primarily by net income of $39.1 million in the quarter. Return on equity was 87.4% for the first quarter. We paid the upfront consideration of approximately $50 million for BioVectra and did not repurchase any shares in the quarter. As a reminder, our regular quarterly dividend of approximately $11.8 million was accelerated into 2012. And we are in the process of paying today our Q2 dividend of $0.25 per share.

Finally, while we do not provide earnings guidance, I thought it might be interesting to investors to hear a little bit about one of the methods we use to align executive compensation with company performance. In early 2011, executives received performance equity grants that vested only if net sales in 2011 improved by more than 40% over the prior year. After that goal was met, the board provided a new performance grant for 2012 that was subject to net sales growing by over 80%. This goal was also met.

For 2013, our Board of Directors switched to operating income as the key metric for performance equity grants for executives. Vesting of this year’s grants will depend on the level of operating growth, operating income growth – excuse me – with no vesting at growth rates below approximately 50%, and full vesting occurring only if operating income grows by more than 100%, using 2012’s operating income of $296 million as the base-line.

Now I’ll turn the call back to Don for a summary and some comments on our outlook. Don?

Don Bailey

Thanks, Mike. So to summarize, the first quarter was transitional, but the second quarter is off to a record start. We believe that demand for Acthar, based on prescriptions being paid, can continue to increase. So far in the second quarter of 2013 we are seeing a return to prior sales levels, based on prescriptions written, prescriptions filled and vials shipped and reimbursement that remains favorable.

As we said on our fourth quarter call, 2013 will be a year to improve certain operational aspects of the business, including the initiatives that we’ve implemented in the first quarter. We believe that these changes will produce long-term benefits for our business in all areas where we focus our efforts. Neurology, specifically, MS relapses, nephrology, rheumatology and infantile spasms.

As Dave has referenced, the growing level of research on Acthar continues to expand, and we’re pleased to get the ALS study underway. These studies, together with the continued work on Acthar’s mechanism of action, independent investigator studies and case reports from practicing physicians, continue to build the body of evidence that Acthar may be an appropriate option to help and benefit many more patients with inflammatory and auto-immune disorders.

Ashley, we can now open up the call for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question is from Steve Byrne of Bank of America. Your line is open.

<Q – Steve Byrne –>: Hi. I want to make sure I understand how the Medicaid rebate change affected the channel inventory levels. So you had noted at the end of the fourth quarter that your distributor had taken an order. So you had an increase in inventory there that was a headwind in the first quarter. But you also have a channel inventory draw-down at specialty pharmacies because of this having to work off the inventory on under the old Medicaid code?

<A – Don Bailey –>: So, yeah, let me try to explain this. It is a little confusing. So we have an inventory at least of two points in the channel. We have inventory to distributor, which is one location, and we have inventory – Acthar resides as inventory at various specialty pharmacies, which may be up to 60, 70, 80 locations. And in addition, there is some Acthar out at hospitals.

So the first part of your question was the inventory at the distributor. And yes, there appeared to us to be higher-than-normal inventory with our distributor at the end of the year last year. While we do not have complete visibility into the inventory at the pharmacies like we do at the distributor, it appeared to us that the inventory at the specialty pharmacies had to have decreased during the quarter. And looks like now it’s being replenished during April. Even though prescriptions are showing April, vials are even stronger.

So it would appear that they were drawing down the old inventory related to the old Medicaid rebate codes and did not really draw up or increase the inventories for the new Acthar – or not the new Acthar- but the Acthar ledge of the new Medicaid codes until later on in the quarter and into Q2.

So that’s our best estimate that there was some inventory over each, so to speak, at the distributor, and some inventory draw-down during the quarter at the specialty pharmacies.

<Q – Steve Byrne –>: And so even though you don’t have access into that specialty – into the specialty pharmacy channel, do you suspect that, that may have been a greater impact in the quarter than the – your distributor inventory issue?

<A – Don Bailey –>: Well it’s a really good question, Steve. And we tried to quantify it and were unable to. Our best estimate – and this is truly just an estimate – is that it’s slightly larger than the inventory impact from the distributor. But we just don’t know for sure because we don’t have that. We don’t have the information of the inventory levels at the end of Q4 and at the end of Q1, which is what we were need to determine that. We just don’t have those numbers.

<Q – Steve Byrne –>: Okay. And so the benefit from the Medicaid rebate adjustment, was that modest in the first quarter because it doesn’t really occur until that inventory gets re-stocked under the new code?

<A – Don Bailey –>: Well, that’s partially correct. So the – we get the benefit of the new Medicaid rebate percentage for all the vials shipped under the new system, which was basically all the vials shipped in the quarter. So we actually got – we got most of the benefit from the – most of those 4,800 – actually all of the 4,800 vials shipped in the quarter were new code vials. So they all got the benefit of the – all those that end up being – that will end up being Medicaid will get the new Medicaid rebate.

<Q – Steve Byrne –>: Okay. So – and...

<A – Don Bailey –>: The main thing going forward is that the Medicaid rebate is now – we’re now getting the benefit of it.

<Q – Steve Byrne –>: Okay. And just...

Operator: Thank you. Our next question is from Josh Schimmer of Lazard Capital. Your line is open.

<Q – Josh Schimmer –>: Hi. Thanks for taking my questions. Can you discuss the trends with the quarter and through April in terms of the reimbursement turnaround time that you were seeing at the new center? And if you could also discuss the gross margins and what we should expect on that line going forward.

<A – Don Bailey –>: Okay. Well I’ll take a crack at disbursement, and I’ll ask Mike to talk about gross margins. So yeah, reimbursement timeframe, turnaround times extended a little bit in Q1, as we were transitioning our reimbursement support groups. And we think that had maybe on the neighborhood of a 5% to 7% effect in the quarter. So that would be the impact. And we would expect that, that would diminish over time. Mike, do you want to talk about gross margins?

<A – Mike Mulroy –>: Yeah. Just on the gross margin point. As a reminder, we acquired our specialty contract manufacturer for Acthar early in the quarter. As a contract manufacturer, they don’t share the same margin profile as Questcor. And so you’ll see our gross margin declined in the quarter, really on a waiting from the BioVectra results being baked in. I would expect that to be ongoing. I could see some improvement over time. But I don’t think in the near term, we’ll see a return to 94%, 95% gross margins.

<A – Don Bailey –>: Hey, Josh. One quick update. When I said 5% to 7%, I meant 5% to 7% of sales, of net sales. So the impact in the quarter as it impacted net sales, in the neighborhood of 5% to 7%.

<Q – Josh Schimmer –>: Has that started to trend better yet? Or is it still stuck at that impact level?

<A – Don Bailey –>: Well, it’s improving slightly, but it’s still – its not where we want it to be and not where it will be eventually. So it’s just a slow process, but we’ll get there. And over a six-month period, that would drop to 2% of sales. So it becomes immaterial, really, in the long scheme of things. In a short time period, it’s magnified.

<Q – Josh Schimmer –>: Okay. Thanks.

Operator: Thank you. Our next question is from David Amsellem of Piper Jaffray. Your line is open.

<Q – David Amsellem –>: Thanks. Here are my two questions. Just first in the MS setting, given the lack of new clinical outcomes data or trial data, what’s your level of confidence that you could see sustained growth in volumes longer terms in MS? And then secondly, I think you had mentioned previously a registry in the DMPM setting. So the question there is, when is the earliest we can expect to see outcomes data from patients in that setting? Thank you.

<A – Don Bailey –>: Okay. Well let me give just a little bit of quick overview on MS, and Steve can provide some additional color and answer the question on the registry. So we indicated that in the second quarter – at least in April, MS has rebounded. And we’re actually – if we stay at this pace, we will – we’ll have a record number of MS prescriptions written. And close to – a record number of them closed or likely might even have a record number closed. So we think MS has rebounded to the – and is potentially back on a growth profile. So let me let Steve give you a little bit more color on that, if he can, and talk about the registry.

<A – Steve Cartt –>: Yeah. I think one thing to point is MS is probably a bit more sensitive to longer turnaround times. I think we saw the result, with this urgent care – I think we saw the result of that, to some extent, in Q1. But in terms of a long-term growth potential and the need for additional outcomes data, we have had in fairly recent days a lot of interest expressed by researchers on new study concepts. We’re evaluating some study ideas in the MS relapse area. So I think you should stay tuned on some of the things that we’re evaluating there. We may be funding some additional studies, independent studies, going forward.

In terms of the DMPM registry, that’s in place. I probably wouldn’t expect to see – the numbers in DMPM are relatively small, overall. And not everybody keeps their patients into the registry. We’re trying to work with the investigators and get more of that going. But I wouldn’t expect to see any outcomes data from that relatively new registry until 2014.

Operator: Thank you. Our next question’s from David Maris of BMO. Your line is open.

<Q – David Maris –>: Hi. A few questions. First, why were there no shares repurchases during the quarter? And then secondly, you brought up the compensation targets for the coming year – or at least some of the metrics that you’re using. Maybe if you could address this – this past year, the stock didn’t do so well after doing tremendously well earlier. But compensation for the executive team went up pretty dramatically. What’s the thinking behind 2012’s bonuses and compensation? Because someone might say that what you’re seeing today – or the first quarter results were kind of buying in to the fourth quarter. So maybe the first quarter’s just a reflection of trying to get in as much as you could for the fourth quarter.

<A – Don Bailey –>: Okay. I’m not sure I can understand all that. So first of all, we can’t really comment on the share repurchases very much. I mean we only would have had the potential – first quarter’s always the most difficult quarter to do share repurchases, since we don’t report fourth quarter until late in the first quarter. And we’re getting close to being closed for the first quarter, so we hardly ever have any share repurchases in the first quarter.

Our compensation targets are determined by our Board of Directors, and they related to operating income. It’s not common for short-term incentives to relate to stock price. Our long-term incentives do, of course, because biggest part of our compensation is equity related. So I think that – I’m not sure there’s a whole lot more to say there.

Operator: Thank you. Our next question is from Mario Corso of Mizuho USA. Your line is open.

<Q – Mario Corso –>: Good evening. Thanks for taking my questions. In terms of vial ship versus Rxs, it looks to me like in Q1, the Rx numbers you talked about would have generated vials about 20% higher than what you ended up shipping. Is that the kind of delta you are looking at as well?

And then on the MS side of things, do you have any sense of whether the pulse data that was presented at ANA is generating interest – and not just in that setting, but just overall in terms of differentiating Acthar from prednisone? And I’m wondering if you’re seeing any kind of new writers on that basis at all. Thank you.

<A – Don Bailey –>: Okay. So as far as the vials to – the strips of vials disconnect, yeah. That’s basically what we’ve been talking about on the call. It certainly has puzzled us. And I think in my answer to Steve Byrne, we were addressing a substantial part of that. There does appear to be a disconnect – I’m not sure – 20%? I’m not sure I’ve done the math on it, so I can’t talk to a 20%. But it certainly could be in that range. It probably is about in that range, actually. We’re doing some quick math here, so – while we speak. So yes, there certainly was a disconnect.

And you know by one way to look at it is if you take the vials that were delivered late in the fourth quarter and the first four months of 2013 and you add all those together, you pretty much get the same run rate as you would get for Q4, if you kept those late vials out.

So what it really means is the vials haven’t actually changed over a seven-month period. The vial levels haven’t changed over a seven-month period. They just got timed – they just got moved around because of timing due to inventory.

As far as the MS pulse study, so I think what you’re referring to is a study done at USC by Dr. Berkovich and others, which showed that Acthar in combination with another drug did better than steroids combined with that same other drug in reducing relapses. And that study was published and presented at AAN.

I doubt that we would see any specific impact from that in our selling effort because that study is off label and really relates to activity for maintenance of MS and not for exacerbations. But, Steve, would you have any further insight on that?

<A – Steve Cartt –>: Yeah, Don. Let me just add in. I think there was interest generated from that, but it’s more interest in studying it further. That was really an initial exploratory study. And, Mario, the studies in MS are typically in the two-year range. That was really only a one-year study, and it was fairly small.

So it generated interest in studying the subject further. There are doctors that use IV steroids as pulse therapy, either once a month or quarterly. And so the doctors are thinking, is it possible that Acthar could provide some benefit in that setting as well? Obviously, not at on-label indication; we certainly don’t promote it. But it is an area that we might consider studying further.

Operator: Thank you. Our next question is from Jim Molloy of Janney. Your line is open.

<Q – Jim Molloy –>: Hey, guys. Thanks for taking my question. Looking at some of the numbers you put out for April, is there anything – I mean there’s – some very strong numbers are turning to trend. Did you say – was there anything sort of in the quarter that made it look a little – probably – maybe a little stronger, whereas in the first quarter it was a little weak; some orders got moved around. Any stocking in the quarter to mention or any price increases in the quarter or an expectation for price increases coming up?

<A – Don Bailey –>: Well, it’s a really good question. There is, undoubtedly, some inventory – positive inventory impact, since there was a negative inventory impact in Q1. We would expect that. But the number of actual prescriptions written on a run rate, that is more than 10% higher than any prior quarter – and our best quarter. And that’s both on what we call in-the-door referrals or shipped, prescriptions that are filled. And whether you vial weight them by therapeutic area or not, I mean no matter how you cut it, the actual underlying demand clearly is up in April quite a bit. And then on top of that, there could be some inventory. So that was probably combined to create an unusually good month.

<Q – Jim Molloy –>: And then for my second question. Any updates on – you discussed in the past trying to get something in the Orange Books and patents there around Acthar. Any updates on that?

<A – Don Bailey –>: Steve, you want to comment on that?

<A – Steve Cartt –>: Yeah, Jim. So I mean that’s we’re constantly looking at it. And it’s hard to predict the future in terms of, could we eventually find opportunities for new intellectual property? But there’s nothing listed on Orange Book at this point. There’s no new patents being issued on Acthar. But it’s certainly an area of interest for us for the long term.

<A – Don Bailey –>: One thing we’d like to comment is that a lot of investors equate IP and patents, especially in the pharmaceutical industry because by far, patents are the most predominant form of IP. However, trade secrets are also very important. And in many ways, trade secrets are superior to patents because trade secrets don’t have a cliff. And we believe that Acthar has some important trade secrets, like other – and other drugs that are in that same category would be BOTOX and PREMARIN. So there’s not very many drugs that can rely on trade secrets. But when you can, that may be superior to patents. Ashley?

Operator: Thank you. Our next question is from Biren Amin of Jefferies. Your line is open.

<Q – Biren Amin –>: Yeah. Thanks, guys, for taking my questions. I guess first off, on MS script strength that you’re seeing in March/April? Just trying to understand if you’re seeing the strength from existing prescribers, or is it from new prescribers? And also, have you changed any of your marketing strategies in the recent months to account for the strength? And then I’ll follow up with some additional questions. Thanks.

<A – Don Bailey –>: Steve, can you provide some insight? I’m not sure we’ve had time to address that analysis, but do you have any sense on those?

<A – Steve Cartt –>: Yeah. Sure. It’s – obviously, January/February was quite sluggish, and it began to move – prescriptions began to move back up in March. And April’s been strong, for sure.

But it’s really a combination of existing prescribers and new prescribers that – that slowed down for a couple of months in January/February. We’ve actually gone out and spoken to a number of prescribers who saw a decrease in that period, and they didn’t even recognize that they had decreased prescribing and contributed to more – more to seasonal factors.

We do know there were some doctors during this period where we had longer turnaround times, particularly in MS, that some of them may have held off on prescribing or delayed prescribing Acthar; maybe went to some other therapies for that period of time.

And we’ve heard a couple of comments about that. So there may be a little bit of that going on as well. But no, in terms of promotional efforts, they’re pretty much on track with what we’ve been doing. And we’re pleased to see this renewed prescribing activity in March and into April, for sure.

Operator: Thank you. Our next question is from Yale Jen of ROTH Capital. Your line is open.

<Q – Yale Jen –>: Just two quick questions. First is a little bit follow-up on the April trends in terms of MS. And is the – the vials shipped at about 2,500, does that reflect some of these trends, which was compared to a earlier month? I know month to – over month, not necessary the best indicator. But is there anything being seen from that?

<A – Don Bailey –>: So, yeah, April was a record vial month. And certainly, the strength in MS would immediately translate into strength in vials because MS prescriptions are filled immediately. Whereas rheumatology and nephrotic syndrome scripts are filled over time, over a three- or six-month period. So that definitely would have impacted. Do you have another question, Yale?

<Q – Yale Jen –>: Yes. Just quickly in terms of just – could you guys give a little bit guidance in terms of BioVectra revenues? We have the first quarter. Would that be probably maybe for the full years? Or we would – can see some growth? Or how should I think about that part of the equation?

<A – Don Bailey –>: Well, we do expect BioVectra sales to increase over the quarter. They have a little bit more visibility than we do with Acthar because many of – much of their business is operated off of contracts. So we would expect to see – certainly, in the second half of year, to see their sales to grow somewhat.

<Q – Yale Jen –>: Okay. Great. Thanks.

Operator: Thank you. Our next question is from Tim Chiang of CRT Capital. Your line is open.

<Q – Tim Chiang –>: Hi. Thanks. Don, could you just answer one question I had, which is if there’s change in the usage of vials for the different treatment indications since the end of last year?

<A – Don Bailey –>: We’re not aware of any, so it’s something we look at. But generally speaking, it’s – we can only look at that retrospectively, since nephrotic syndrome is a six-month usage prescription. If we look at it today, we have to look at prescriptions that ended six months ago. So when we do some math to see – to try to map to the current vial shipments, those numbers seem to still hold up, as best we can tell.

But it’s – there’s no way to tell what’s – if the prescriptions that were written in December, for example, are going to have a six-month, on average, if they’re going to still – for nephrotic syndrome, if they’re going to still average eight vials. There’s no way to know that until we get further out in time. So to the best of our knowledge, nothing’s changed materially. But – and the numbers we’ve given out in the past and that Steve had in his presentation are truly our best estimates. They’re not set in stone, but we don’t see every prescription and we don’t see every – all the information from pharmacies.

<Q – Tim Chiang –>: Okay. Maybe just one follow-up. I know last quarter, you talked about revamping of the reimbursements. Could you talk a little bit about the progress of that in the first quarter?

<A – Don Bailey –>: Sure. Just a little bit. So the idea there is to try to improve our support for doctors who are writing prescriptions and interfacing with insurance companies. And we have modified our team and expanded our team. And in the first quarter, there were many new people involved in that process. And they’re moving up a learning curve. So we expect that process to continue and those improvements to continue over time. And as the year moves on, we should see improvement in the reimbursement turnaround times.

Operator: Thank you. And our next...

<A – Don Bailey –>: Ashley? Go ahead, Ashley.

Operator: Our final question is from Patrick Lin of Primarius Capital. Your line is open.

<Q – Patrick Lin –>: Hi, guys. Thanks for taking my call. I just have two quick questions. The first one is, do you have anything planned currently as far as investor conferences? And then the second one is, Don, you’ve been at, I think, at this for about six years. Can you give us a little comparison in terms of your visibility now in terms of the company’s market opportunity versus what you’ve you had previously, and what it looks like as far as your key initiatives going forward, please.

<A – Don Bailey –>: Sure, Patrick. So first of all, as far as IR conferences we have, we will be at the BofA Conference in the middle of May. And I guess that’s in two weeks. And then we’ll be at the Goldman Sachs Conference later in May to June, so in the second quarter. That was in the second quarter. So we have those two conferences this quarter.

And it is interesting, six years have kind of flown by. We’ve seen Questcor transition to – and Acthar to transition into a very useful drug, helping lots of people and with MS, people with nephrotic syndrome. And now – and certainly, we’ve always been able to help families with the tragic situation of having their babies with infantile spasms. But now, we have this new rheumatology indication instead of indications. And we still expect to see nephrology grow. We expect to see MS potentially grow. We’ve been at the MS business for five years now, so it’s not surprising it’s selling out a little bit.

But in rheumatology, we think we have a number of different indications. And it’s like each one of those indications has a potential to be as big as MS or nephrotic syndrome. So we’re very excited about the growth of Acthar within those indications.

And further, we’re getting more excited about – all the time about our scientific efforts and where that may lead and our ability to better understand how Acthar works in the body. As David said, it – this melanocortin system seems to affect biological processes in a positive way. And that can lead to other indications on the label.

It can lead to – eventually to new drugs. We’re looking around for some technology that could accelerate those processes or other – trying to obtain other assets that would be comfortable or compatible with Acthar and maybe involve the melanocortin system. So we look forward to reporting on the progress of the continued growth of Acthar and our scientific efforts.

And operator?

Operator: I’m not showing any further questions in the queue.

Don Matthew Bailey

Okay. Well thanks, everybody, for attending. And we will talk to you again in three months.

Operator: Ladies and gentlemen, thanks for participating in today’s conference. This concludes today’s program. This conference is available as of today, April 30, 2013 at 7:30 p.m. Eastern to May 7, 2013 at 11:59 p.m. Eastern. Please
call 800-585-8367 or 855-859-2056 or 404-537-3406, then enter conference code 34200996 to access the replay. You may all disconnect. Everyone, have a great day.